Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-281084 on Form S-3ASR of QXO, Inc. of our report dated February 27, 2025, relating to the consolidated financial statements of Beacon Roofing Supply, Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 appearing in this Current Report on Form 8-K of QXO, Inc.

/s/ Ernst & Young LLP

Tysons, Virginia

April 16, 2025